Exhibit 99

Form 4 Joint Filer Information

Name:	Morgenthaler Management Partners VI, L.L.C.

Address:	Attn: Robert C. Bellas, Jr.
2710 Sand Hill Road, Suite 100
Menlo Park, CA 94025

Designated Filer:	Morgenthaler Partners VI, L.P.

Issuer & Tickler Symbol:	XTENT, Inc. (XTNT)

Date of Event
Requiring Statement:	February 6, 2007

Signature:	By:	/s/ Robert C. Bellas, Jr.
Robert C. Bellas, Jr., Managing Member